Exhibit 99.1

Nelnet to Announce 2006 Third-Quarter Results on October 27, 2006

LINCOLN, Neb., October 16, 2006 - Nelnet, Inc. (NYSE: NNI) announced today that it will issue an earnings release for the third quarter ended September 30, 2006 prior to the market open on October 27, 2006. Nelnet will host a conference call to discuss the results at 11:00 a.m. (Eastern) on the same day.

To access the call live, participants in the U.S. and Canada should dial
800.817.4887 and international callers should dial 913.981.4913 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu.

A replay of the conference call will be available between 2:00 p.m. (Eastern) October 27, 2006 and 11:59 p.m. (Eastern) November 3, 2006. To access the replay via telephone within the U.S. and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 5344287. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Information regarding the earnings release will be available on the Web site provided above upon issue on October 27, 2006.

Related to its third-quarter 2006 earnings announcement, Nelnet will defer recognition of that portion of the 9.5% special allowance payments for certain loans which is currently being withheld by the Department of Education as indicated in its October 6, 2006 letter. The company previously announced and disagrees with the Department's letter. Nelnet estimates that the portion of special allowance payments for which recognition will be deferred is approximately $9 million for the third quarter of 2006.

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About Nelnet

For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3,700 associates, and has $22.4 billion in net student loan assets.

Additional information is available at www.nelnet.net

Information contained in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the resolution of the Department of Education letter referred to in this press release, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.